Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	IMMEDIATELY October 22, 2014

Deltic Announces Preliminary Third Quarter 2014 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2014 was $6 million, $.47 a share, compared to $5.9 million, $.46 a share, in the third quarter of 2013. The increase was due to improved financial results for Deltic’s Woodlands and Real Estate segments combined with the benefit of a lower effective income tax rate, partially offset by reduced operating income from the Company’s Manufacturing segment as a result of maintenance-related expenses and downtime at its medium density fiberboard plant. Net cash provided by operating activities was $10.3 million for the third quarter of 2014, compared to $13.7 million for 2013’s third quarter. For the first nine months of 2014, net income was $16.2 million, $1.28 a share. This compares to results for the first nine months of 2013 of $18.2 million before consideration of non-recurring gains that resulted from the acquisition of the remaining 50 percent ownership interest in the Del-Tin Fiber medium density fiberboard plant in April 2013 and an involuntary conversion of assets in the Company’s Manufacturing segment. Inclusive of these gains that totaled $5.7 million, net of income taxes, reported net income for the first nine months of 2013 was $23.9 million, $1.88 a share. Net cash provided by operating activities was $25.1 million for the nine-month period ended September 30, 2014 compared to $34 million for the first nine months of 2013.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “Deltic’s assets continued to produce solid financial results during the third quarter, as the Company reported favorable net income to the third quarter of last year as well as the second quarter of 2014. Pine sawtimber stumpage prices are higher than a year ago, and we also capitalized on the opportunity to sell some non-strategically located timberland with higher and better use potential for an attractive per-acre price, benefitting Deltic’s Woodlands segment results for the period. While the increased stumpage prices resulted in increased cost for the logs used as raw material in our sawmills, they continued to generate strong mill margins. At Del-Tin Fiber, we performed a scheduled maintenance outage during the quarter, as we continue to focus on improving productivity and plant uptime there. In our Real Estate segment, we had a successful lot offering in a new small-lot neighborhood that is very near to our Chenal Valley development, and we also continue to see increased interest in our commercial acreage there. With the excess cash flows generated by our businesses during the third quarter, we repurchased 68,581 shares of the Company’s common stock and repaid $5 million of the debt we incurred to acquire timberland acreage earlier in 2014.”

The Woodlands segment’s operating income for the third quarter of 2014 was $5 million, an increase of $1.1 million when compared to operating income of $3.9 million for the same period of 2013. During the current quarter, the Company’s pine sawtimber harvest level was 153,930 tons, a four percent decrease from 2013’s third quarter harvest volume of 161,132 tons, due to timing. The average per-ton sales price for the pine sawtimber harvested during the third quarter of 2014 was $24 per ton, an increase of 14 percent when compared to 2013’s third quarter average sales price of $21 per ton. Deltic’s pine pulpwood harvest volume during the third quarter of the current year was 87,755 tons compared to 96,519 tons in the third quarter of 2013. The average sales price for pine pulpwood during 2014’s third quarter was $8 per ton, $1 per ton higher when compared to the $7 per ton received during the same quarter a year ago. The decreased harvest volume of pine pulpwood was due to timing and the mix of timber inventory growing on the tracts harvested during the third quarter of 2014. Oil and gas lease rental and net royalty income totaled $1.5 million for the third quarter of 2014 compared to $1.4 million in 2013’s third quarter. The increase was due primarily to a higher average sales price for natural gas produced. During the third quarter of 2014, the Company sold 127 acres of non-strategically located timberland with higher and better use potential for an average sales price of $5,000 per acre versus the sale of 254 acres of recreational-use hardwood bottomland at an average sales price of $1,300 per acre in the third quarter of 2013.

The Company’s Manufacturing segment reported operating income of $9.1 million during the third quarter of 2014 compared to $11.4 million during the same period of 2013. The decrease in operating income was primarily due to maintenance-related expenses and downtime at Del-Tin Fiber. During the third quarter, Del-Tin Fiber conducted its annual summer maintenance outage at its medium density fiberboard (“MDF”) plant, which impacted production volume, while incurring related maintenance expenses. The average lumber sales price of $398 per thousand board feet was $17, or four percent, higher when compared to the average sales price of $381 per thousand board feet for lumber sold during the third quarter of 2013. The Company sold 70.3 million board feet of lumber in 2014’s third quarter compared to 69.5 million board feet of lumber sold in the third quarter of 2013. The average sales price for MDF sold during the current quarter of 2014 of $583 per thousand square feet was $2 lower than the $585 per thousand square feet reported in the third quarter of 2013. MDF sales volume in the third quarter of 2014 was 27.1 million square feet, a four percent decrease from the 28.2 million square feet sold during the third quarter of 2013. The Company will continue to monitor changes in both lumber and MDF markets and manage the operating hours at all of its facilities in order to match production with market demand.

The Real Estate segment reported an operating loss of $.3 million during the third quarter of 2014 compared to an operating loss of $.7 million for the same period of 2013. Deltic sold 15 residential lots during the current quarter of 2014 compared to 16 residential lots sold in the third quarter a year ago. The average residential lot sales price was $99,700 per lot in the third quarter of 2014 compared to $70,000 per lot in the third quarter of 2013, due to the mix of lots sold. During the third quarter, Deltic offered 23 residential lots in a new small-lot neighborhood near the Company’s Chenal Valley development and placed 21 of these lots under sales contracts, with the sale of three of these lots closing during the current period. The remaining 18 lots currently under contract from this offering are anticipated to close before year-end. There were no sales of commercial real estate acreage in the third quarter of either year.

Corporate operating expense was $5 million in the third quarter of 2014 compared to $4.9 million for the third quarter of 2013. Income tax expense in the third quarter of 2014 was $1.9 million compared to $2.6 million in 2013’s third quarter. The Company benefited from a decreased effective income tax rate for the third quarter of 2014, primarily related to recording a discrete state income tax item.

Capital expenditures were $6.1 million in 2014’s third quarter and $12.6 million for the first nine months of 2014. Capital expenditures for the corresponding periods of 2013 were $4.8 million and $16.8 million, respectively. Timberland acquisition expenditures were $.1 million in the third quarter of 2014 and $118.2 million for the first nine months of 2014. For the corresponding periods of 2013, timberland acquisition expenditures totaled $.1 million and $8.7 million, respectively.

For the first nine months of 2014, the pine sawtimber harvest was 534,215 tons compared to 502,098 tons during the same period of 2013, while the average pine sawtimber sales price of $24 per ton in 2014 increased $2 per ton from the prior-year period. The pine pulpwood harvest for the first nine months of 2014 was 320,471 tons compared to 274,449 tons in the first nine months of 2013, and the average per-ton sales price was $8 for both periods. Oil and gas lease rental and royalty income were $4.5 million in the first nine months of 2014 versus $3.7 million in the first nine months of 2013. Sales of timberland for 2014’s first nine months totaled 472 acres with an average sales price of $2,300 per acre, while in the same period of 2013, Deltic sold 1,624 acres for a $1,500 per-acre average sales price. The average sales price for lumber sold decreased $4 per thousand board feet (“MBF”), from $394 per MBF in 2013 to $390 per MBF in 2014. Lumber sales volume increased two percent, from 195.7 million board feet in 2013 to 199.6 million board feet in 2014. The average sales price for MDF increased from $580 per thousand square feet in 2013, to $581 per thousand square feet in 2014. MDF sales volume increased to 86.6 million square feet in 2014 from 85.1 million square feet in 2013. Residential lot sales for the first nine months of 2014 totaled 45 lots at an average sales price per lot of $93,000, compared to 50 lots at $74,100 per lot for the same period of 2013. The Company sold approximately 1.72 acres of commercial real estate for $500,900 per acre during the first nine months of 2014, while there were no commercial acreage sales in the first nine months of 2013.

Concerning the outlook for the fourth quarter and year of 2014, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 45,000 to 85,000 and 580,000 to 620,000 tons, respectively. Finished lumber production and sales volumes are estimated at 60 to 80 million board feet for the fourth quarter and 260 to 280 million board feet for the year. MDF sales volumes for the fourth quarter and year of 2014 are forecast to be 25 to 35 million square feet and 110 to 120 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 15 to 35 and 60 to 80 lots for the fourth quarter and year of 2014, respectively. Commercial acreage in Chenal Valley continues to receive interest from potential buyers, but due to the volatile nature of commercial real estate transactions and the significant number of factors related to any sale it is difficult to anticipate future closings.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 23, 2014, at 10:00 a.m. Central Time to discuss third quarter 2014 earnings. Interested parties may participate in the call by dialing 1-866-515-2908 and referencing participant passcode identification number 44860375. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, October 30, 2014, by dialing 1-888-286-8010 and referencing replay passcode identification number 15857406.

Summary financial data and operating statistics for the third quarter of 2014 and nine months ended September 30, 2014 with comparisons to 2013 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	September 30, 2014		September 30, 2013
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$9.5	5.0	8.4	3.9
Manufacturing	49.4	9.1	48.8	11.4
Real Estate	3.2	(0.3)	2.8	(0.7)
Corporate	—	(5.0)	—	(4.9)
Eliminations	(3.8)	(0.1)	(3.5)	(0.1)

Total net sales/operating income	$58.3	8.7	56.5	9.6

	Nine Months Ended		Nine Months Ended
	September 30, 2014		September 30, 2013
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$30.0	15.6	27.2	13.4
Manufacturing	145.1	26.1	126.6	32.9
Real Estate	10.3	0.1	8.9	(1.2)
Corporate	—	(14.3)	—	(13.8)
Eliminations	(13.1)	(0.2)	(11.4)	(0.2)

Total net sales/operating income	$172.3	27.3	151.3	31.1

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$58,301	56,520	172,285	151,330

Costs and expenses
Cost of sales	39,539	37,289	115,674	95,261
Depreciation, amortization, and cost of fee timber harvested	4,716	4,421	14,180	11,227
General and administrative expenses	5,264	5,211	15,108	14,585

Total costs and expenses	49,519	46,921	144,962	121,073
Gain on involuntary conversion of assets	—	—	—	881

Operating income	8,782	9,599	27,323	31,138
Equity in earnings of Del-Tin Fiber	—	—	—	1,084
Interest income	—	4	3	12
Interest and other debt expense, net of capitalized interest	(1,081)	(1,110)	(3,816)	(3,431)
Gain on bargain purchase	—	—	—	3,285
Other income	238	22	281	3,247

Income before income taxes	7,939	8,515	23,791	35,335
Income tax expense	(1,965)	(2,702)	(7,608)	(11,480)

Net income	$5,974	5,813	16,183	23,855

Earnings per common share
Basic	$0.47	0.46	1.28	1.88
Assuming dilution	$0.47	0.46	1.27	1.87
Dividends per common share declared	$0.10	0.10	0.40	0.40
Dividends per common share paid	$0.10	0.10	0.30	0.30
Weighted average common shares outstanding (thousands)
Basic	12,448	12,571	12,516	12,572
Assuming dilution	12,495	12,619	12,571	12,628

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Sept. 30,	Dec. 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$4,681	4,374
Trade accounts receivable, net of allowance	10,730	7,331
Inventories	13,408	12,439
Prepaid expenses and other current assets	3,903	3,155

Total current assets	32,722	27,299
Investment in real estate held for development and sale	56,058	57,953
Timber and timberlands—net	365,044	248,833
Property, plant, and equipment—net	73,697	75,259
Deferred charges and other assets	1,325	2,000

Total assets	$528,846	411,344

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$8,390	8,198
Accrued taxes other than income taxes	2,116	2,210
Income taxes payable	—	1,077
Deferred revenues and other accrued liabilities	11,052	10,330

Total current liabilities	21,558	21,815
Long-term debt	205,000	90,000
Deferred tax liabilities—net	5,912	7,514
Other noncurrent liabilities	24,198	25,743
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	85,746	84,796
Retained earnings	200,848	189,720
Treasury stock	(11,987)	(5,693)
Accumulated other comprehensive loss	(2,557)	(2,679)

Total stockholders’ equity	272,178	266,272

Total liabilities and stockholders’ equity	$528,846	411,344

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Nine Months Ended
	September 30,
	2014	2013
Operating activities
Net income	$16,183	23,855
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	14,180	11,227
Stock-based compensation expense	2,409	2,086
Deferred income taxes	(2,080)	1,582
Real estate development capital expenditures	(1,053)	(943)
Real estate costs recovered upon sale	2,522	2,127
Timberland costs recovered upon sale	174	801
Equity in earnings of Del-Tin Fiber	—	(1,084)
Gain on previously held equity interest	—	(3,165)
Gain on bargain purchase	—	(3,285)
Net increase in liabilities for pension and other postretirement benefits	817	1,429
Decrease/(Increase) in operating working capital other than cash and cash equivalents	(6,871)	1,232
Other—changes in assets and liabilities	(1,223)	(1,888)

Net cash provided by operating activities	25,058	33,974

Investing activities
Capital expenditures requiring cash, excluding real estate development	(11,013)	(14,727)
Timberland acquisition expenditures requiring cash	(118,156)	(8,691)
Business acquisition, net of cash acquired	—	(5,170)
Net change in purchased stumpage inventory	78	(1,888)
Advances to Del-Tin Fiber	—	(1,025)
Repayments from Del-Tin Fiber	—	781
Net change in funds held by trustee	—	7
Other—net	1,047	1,294

Net cash required by investing activities	(128,044)	(29,419)

Financing activities
Proceeds from borrowings	120,000	12,000
Repayments of notes payable and long-term debt	(5,000)	(10,000)
Treasury stock purchases	(7,866)	(2,224)
Common stock dividends paid	(3,797)	(3,812)
Proceeds from stock option exercises	245	750
Excess tax benefits from stock-based compensation expense	160	407
Other—net	(449)	(1,291)

Net cash provided/(required) by financing activities	103,293	(4,170)

Net increase in cash and cash equivalents	307	385
Cash and cash equivalents at January 1	4,374	5,613

Cash and cash equivalents at September 30	$4,681	5,998

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars)	2014	2013	2014	2013
Capital expenditures
Woodlands	$1,296	965	3,139	3,129
Manufacturing	4,229	3,185	8,036	12,517
Real Estate (includes development expenditures)	587	650	1,358	1,188
Corporate	5	3	40	10

Total capital expenditures	$6,117	4,803	12,573	16,844

Timberland acquition expenditures	$50	95	118,156	8,691

Woodlands
Pine sawtimber harvested from fee lands—tons	153,930	161,132	534,215	502,098
Pine sawtimber price—per ton	$24	21	24	22
Pine pulpwood harvested from fee lands—tons	87,755	96,519	320,471	274,449
Pine pulpwood price—per ton	$8	7	8	8
Timberland sales—acres	127	254	472	1,624
Timberland sales price—per acre	$5,000	1,300	2,300	1,500
Manufacturing
Finished lumber sales— thousands of board feet	70,298	69,528	199,558	195,687
Finished lumber price— per thousand board feet	$398	381	390	394
Finished MDF sales—(3/4 inch basis) thousands of square feet*	27,054	28,188	86,631	85,087
Finished MDF price—(3/4 inch basis) per thousand square feet*	$583	585	581	580
Real Estate
Residential
Lots sold	15	16	45	50
Average sales price—per lot	$99,700	70,000	93,000	74,100
Commercial
Acres sold	—	—	1.72	—
Average sales price—per acre	$—	—	500,900	—

*	The year to date 2013 amounts are provided for comparison purposes only and are inclusive of sales for the first quarter of 2013 by the joint venture.